SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

SUSQUEHANNA BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

April 14, 2003

TO OUR SHAREHOLDERS:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, May 21, 2003. At the meeting, you will be asked to elect four members for the coming three years to the Board of Directors’ Class of 2006. We will also report on Susquehanna’s 2002 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting, the 2002 Summary Annual Report and Susquehanna’s 2002 Annual Report on Form 10-K.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement are examples of proof of ownership.

If you are not able to attend the Annual Meeting in person, you can also choose to listen to the meeting by webcast, which is explained on the opposite side of this letter.

I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter

Chairman of the Board, President

and Chief Executive Officer

WEBCAST DIRECTIONS

You are cordially invited to listen to the Susquehanna Bancshares, Inc. 2003 Annual Meeting of Shareholders webcast live via the Internet on Wednesday, May 21, 2003, beginning at 10:00 a.m. Eastern time. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your Susquehanna shares.

The webcast may be viewed on Susquehanna’s website at http://www.susqbanc.com. The event may be accessed by clicking on “Investor Relations” at the top of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the website at the same address through July 21, 2003.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

April 14, 2003

NOTICE OF ANNUAL MEETING

On Wednesday, May 21, 2003, Susquehanna Bancshares, Inc. will hold its 2003 Annual Meeting of Shareholders at The Hotel Hershey, 100 Hotel Road, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

At the meeting we will:

1.	Elect four members for the coming three years to the Board of Directors’ Class of 2006; and

2.	Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement.

Only shareholders of record of Susquehanna common stock at the close of business on Thursday, March 27, 2003, may vote at the Annual Meeting. In the event the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, and those who attend or participate at the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the meeting we will also report on Susquehanna’s 2002 business results and other matters of interest to shareholders.

A copy of each of Susquehanna’s 2002 Summary Annual Report and Susquehanna’s 2002 Annual Report on Form 10-K is also enclosed. The approximate date of mailing of the enclosed Proxy Statement and proxy card is April 14, 2003.

By Order of the Board of Directors,

Lisa M. Cavage

Secretary

Lititz, Pennsylvania

April 14, 2003

(i)

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

PROXY STATEMENT

April 14, 2003

INTR ODUCTION

General

On Wednesday, May 21, 2003, Susquehanna Bancshares, Inc. will hold its 2003 Annual Meeting of Shareholders at The Hotel Hershey, 100 Hotel Road, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. At the meeting, you will be asked to elect four members for the coming three years to the Board of Directors’ Class of 2006 and to attend to any other business properly presented at the meeting.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the Annual Meeting. A recent bank or brokerage account statement are examples of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Susquehanna shareholder.

This Proxy Statement was prepared under the direction of Susquehanna’s Board of Directors to solicit your proxy for use at the Annual Meeting. The approximate date of mailing for this Proxy Statement and proxy card is April 14, 2003.

Record Date for, and Voting at, the Annual Meeting

Only shareholders of record of Susquehanna common stock at the close of business on Thursday, March 27, 2003, may vote at the Annual Meeting. As of March 27, 2003, 39,675,183 shares of Susquehanna common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at the Annual Meeting.

A majority of the issued and outstanding shares of common stock is required to constitute a quorum at the Annual Meeting. They may be present at the meeting or represented by proxy. The Bank of New York, our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, and those who attend or participate at the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with the election of the four directors to the Class of 2006, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The four nominees receiving the highest number of votes will be elected to the Board of Directors’ Class of 2006. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of the election of directors.

As to all other matters properly brought before the meeting, the vote of the holders of a majority of the Susquehanna common stock, present in person or by proxy, will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of Susquehanna’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under Susquehanna’s Bylaws, these matters require the affirmative vote of the holders of a majority of Susquehanna common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Proxies for the Annual Meeting

All shares represented by valid proxies will be voted in the manner specified in the proxies.

Your proxy, unless you otherwise specify in the proxy, will be voted FOR the election of the persons nominated for directors by Susquehanna’s Board of Directors. Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your direction.

Your Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments of the meeting, the persons named in the proxy will have the discretion to vote or act on such matters according to their best judgment.

Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 20, 2003.

The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

If you are a participant in the BuyDIRECTsm Open Availability and Dividend Reinvestment Plan for Susquehanna common stock, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

If you are an employee participant in Susquehanna’s Employee Stock Purchase Plan, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

•	submitting written notice of revocation of your proxy to the Secretary of Susquehanna prior to voting at the Annual Meeting;

•	submitting a later dated proxy (including an Internet or telephone vote) received by the Secretary of Susquehanna; or

•	appearing at the Annual Meeting and requesting a revocation of the proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

Directors, officers and employees of Susquehanna may solicit proxies from Susquehanna shareholders, either personally or by telephone, telegraph or other form of communication. These persons will not receive any additional compensation for these services. Susquehanna will request that the Notice of Annual Meeting, this Proxy Statement, the proxy card and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. Susquehanna will bear the costs of all such solicitations.

Electronic Access to Proxy Materials and Annual Report

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This Proxy Statement, the 2002 Summary Annual Report and Susquehanna’s 2002 Annual Report on Form 10-K are available in the Investor Relations section of Susquehanna’s website at http://www.susqbanc.com. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section. Or, you may go directly to this page at:

http://www.snl.com/Interactive/IR/docs.asp?IID=100457

If you are a shareholder of record, you can choose this option and save Susquehanna the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. You can also choose between paper documents and electronic access by calling Susquehanna toll free at 1-800-311-3182 and asking a customer service representative for extension 6204 or 6305 in Susquehanna’s Stock Administration Department.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call Susquehanna (at the phone number and extensions listed above) and tell us otherwise. You do not have to elect Internet access each year.

If you hold your Susquehanna common stock through a broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

PRINCIPAL HOLDERS OF VOTING SECURITIES

AND HOLDINGS OF MANAGEMENT

To the knowledge of Susquehanna’s management, no person owns beneficially more than 5% of Susquehanna’s common stock.

The shares of Susquehanna common stock deemed to be owned beneficially by each director, each nominee for election to the office of director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and by all directors, nominees and executive officers as a group as of February 28, 2003, is set forth in the following table. On February 28, 2003, none of the individuals named in the following table beneficially owned more than 1% of Susquehanna’s outstanding shares of common stock. On that date, all of the directors, nominees and executive officers as a group owned beneficially 2.92% of Susquehanna’s outstanding common stock (based on the number of shares outstanding on February 28, 2003 (39,674,597) and options which are exercisable or will become exercisable on or before April 29, 2003 (493,749)).

Name of Beneficial Owner	Number of Shares Owned(1)	Options Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock
Wayne E. Alter, Jr.	35,000	—	35,000
James G. Apple	20,732	6,750	27,482
Edward Balderston, Jr.(2)	11,296	23,932	35,228
William T. Belden	6,737	25,153	31,890
Robert S. Bolinger(3)	51,154	205,040	256,194
John M. Denlinger	53,105	6,000	59,105
Gregory A. Duncan	9,624	41,556	51,180
Chloé R. Eichelberger(4)	38,328	—	38,328
Owen O. Freeman, Jr.(5)	90,383	—	90,383
Henry H. Gibbel(6)(7)	189,562	6,750	196,312
T. Max Hall	12,806	6,750	19,556
Bruce A. Hepburn(6)(8)	15,849	—	15,849
C. William Hetzer, Jr.	11,000	6,750	17,750
Drew K. Hostetter	4,021	27,608	31,629
David D. Keim	4,614	21,359	25,973
Rodney A. Lefever	410	—	410
Charles W. Luppert	8,839	42,385	51,224
Guy W. Miller, Jr.	6,721	—	6,721
George J. Morgan(9)	15,629	2,250	17,879
James G. Pierné	618	3,949	4,567
Michael M. Quick	7,542	5,758	13,300
William J. Reuter	10,365	52,759	63,124
M. Zev Rose(6)	25,500	—	25,500
Peter J. Sahd	80	—	80
Roger V. Wiest(6)	36,000	6,750	42,750
William B. Zimmerman(10)	10,484	2,250	12,734
All Directors, Nominees and Executive Officers as a Group (26 individuals)	676,399	493,749	1,170,148

(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)	Mr. Balderston has sole beneficial ownership with respect to 9,820 shares. He also holds 1,476 shares as custodian for minor nieces and nephews.
(3)	Mr. Bolinger resigned from Susquehanna’s Board effective March 31, 2003.
(4)	Ms. Eichelberger has sole beneficial ownership with respect to 30,328 shares. In addition, her fiancé has sole beneficial ownership with respect to 8,000 shares.
(5)	Mr. Freeman has sole beneficial ownership with respect to 84,901 shares. In addition, he shares beneficial ownership of 5,482 shares with children and grandchildren.
(6)	Nominee for three year term expiring in 2006. All nominees are current members of Susquehanna’s Board of Directors.
(7)	Mr. Gibbel has sole beneficial ownership with respect to 151,351 shares and shares beneficial ownership with his wife with respect to 24,327 shares. Mr. Gibbel’s wife has sole beneficial ownership of 13,884 shares. Mr. Gibbel is also an officer and director of the Gibbel Foundation, Inc., Penn Charter Mutual Insurance Co. and Lititz Mutual Insurance Co. These three organizations hold 7,030 shares, 28,125 shares and 244,687 shares, respectively, to which Mr. Gibbel disclaims beneficial ownership.
(8)	Mr. Hepburn has sole beneficial ownership of 9,326 shares. He shares beneficial ownership with his mother with respect to 1,180 shares. In addition, 4,218 shares are held in a family trust and 1,125 shares by his mother-in-law in respect to which Mr. Hepburn shares indirect beneficial ownership.
(9)	Term expires in 2003 as of the Annual Meeting.
(10)	Mr. Zimmerman has sole beneficial ownership with respect to 8,396 shares. Mr. Zimmerman’s wife has sole beneficial ownership of 655 shares. In addition, 409 shares are held by Zimmerman’s Hardware and Supply Company, Inc., of which Mr. Zimmerman is the Chief Executive Officer, and 1,024 shares are held by Zimmerman’s American Hardware, of which Mr. Zimmerman is a partner.

ELECTION OF DIRECTORS

General

Susquehanna’s Board of Directors currently consists of 15 directors. The Board is classified into three classes, one of which is elected each year to serve a term of three years. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

At the Annual Meeting, four persons will be elected to the Class of 2006. The candidates nominated who receive the highest number of votes will be elected. In the election, you will be entitled to cast one vote for each share held by you for each of the four candidates, but will not be entitled to cumulate your votes.

The Board of Directors has nominated four members to the Class of 2006. At the Annual Meeting, any holder of Susquehanna common stock may make additional nominations for election to the Board of Directors. Each nomination must be made in accordance with Susquehanna’s Bylaws and preceded by a notification made in writing and delivered or mailed to Susquehanna’s President not less than 14 days prior to the Annual Meeting. The notification must contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of shares of Susquehanna capital stock that will be voted by the notifying shareholder for the proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of shares of Susquehanna capital stock owned by the notifying shareholder.

The Class of 2006

The Board of Director’s nominees for the Class of 2006 are Henry H. Gibbel, Roger V. Wiest, M. Zev Rose and Bruce A. Hepburn. Messrs. Gibbel, Wiest, Rose and Hepburn are all currently directors of Susquehanna.

Mr. Gibbel has been a member of Susquehanna’s Board since 1982. Mr. Wiest has been a member of the Board since 1992. Mr. Rose was appointed a member of the Board on September 18, 2002 to fill a vacancy resulting from the resignation of Michael J. Wimmer. Mr. Hepburn was also appointed a member of the Board on September 18, 2002 to fill a vacancy resulting from an increase in the number of directors (by one) on Susquehanna’s Board.

M. Zev Rose.    Mr. Rose is a Senior Shareholder and President of the law firm of Sherman, Silverstein, Kohl, Rose and Podolsky in Pennsauken, New Jersey. He has practiced real estate law for more than 38 years, representing major clients in the acquisition, financing, development, management and sale of shopping centers, apartment complexes, office buildings and residential development all along the eastern seaboard. He also has significant experience in corporate, partnership and business law. Mr. Rose is a 1959 graduate of the Wharton School of the University of Pennsylvania where he received his Bachelor of Science Degree in Economics and a 1962 graduate from Rutgers University School of Law where he received his Juris Doctor Degree.

During his career, Mr. Rose has served as Law Secretary to the Honorable Mitchell H. Cohen, U.S. District Court, District of New Jersey, Assistant Camden City Solicitor, Camden City Prosecutor and Assistant Camden City Counsel. Mr. Rose currently serves as a member of the Board of Directors of Equity Bank, the Board of Directors of Valley Forge Asset Management Corp. and as Solicitor for the Jewish Federation of Southern New Jersey. Among his many civic activities, Mr. Rose served as President of the Rutgers Law School Alumni Association, President of the Cherry Hill Lodge of B’nai B’rith and Chairman of the Harry B. Kellman Academy. He presently serves as President of the Jewish Senior Housing and Healthcare Service. He was admitted to the Bar of the State of New Jersey in 1963.

Bruce A. Hepburn.    Mr. Hepburn is a Certified Public Accountant. He received his MBA from the Graduate School of Business at the University of Michigan, where he was also the recipient of the William A. Paton Scholarship in Accounting. Since 1994, he has provided individuals and businesses with financial management, individual income and estate tax planning, and individual retirement planning. From 1987 to 1994 he was the President and co-owner of Tatco, Inc., a building products distributor. From 1971 to 1987, he was the Vice President, Treasurer and Secretary of Woodstream Corporation, a publicly traded company, and from 1965 to 1971, he was employed by the accounting firm of Ernst & Ernst, where he supervised the audits of public and privately held companies.

Mr. Hepburn currently serves on the Board of Directors of Farmers First Bank and Susquehanna Trust & Investment Company. He is also a Director of Hospice of Lancaster County. He has previously served as the President and Director of the Easter Seal Society of Lancaster County, a Director and Assistant Treasurer of the Lancaster County United Way, and a Trustee for the Linden Hall School for Girls.

In the absence of instructions to the contrary, proxies will be voted in favor of the election of the Board of Directors’ nominees. In the event any of the nominees should become unavailable, it is intended that the proxies will be voted for substitute nominee(s) chosen by the Board. The Board of Directors has no present knowledge that any of the nominees will be unavailable to serve.

Your Board of Directors unanimously recommends that you vote “FOR” the election of the four director nominees to the Class of 2006.

Biographical Summaries of Directors and Nominees

The name and age of each nominee and continuing director of Susquehanna, as well as their business experience (including their principal occupation and the period during which he or she has served as a Susquehanna director), is set forth in the following table:

Name	Age	Business Experience Including Principal Occupation for Past Five Years	Director Since	Present Term Expires
Bruce A. Hepburn*	60	Certified Public Accountant (sole proprietor)	2002	2003

Henry H. Gibbel*	67	President and Chief Executive Officer, Lititz Mutual Insurance Co., Penn Charter Mutual Insurance Co., Farmers & Mechanics’ Mutual Insurance Company & Livingston Mutual Insurance Company (Insurance Companies)	1982	2003

M. Zev Rose*	65	Senior Shareholder and President of Sherman, Silverstein, Kohl, Rose & Podolsky (Law Firm)	2002	2003

Roger V. Wiest*	62	Managing and Senior Partner, Wiest, Muolo, Noon & Swinehart (Law Firm)	1992	2003

Wayne E. Alter, Jr.	51	President and Chief Executive Officer, DynaCorp, Inc. (Real Estate Development and Management Company); Managing Partner, Equinox Properties (Real Estate Partnership); Managing Member, Crestwood Properties, LLC (Real Estate Ownership and Management Company); Former Chairman and Chief Executive Officer, Dynamark Security Centers, Inc. (Security Company); and Former President and Chief Executive Officer, WEA Enterprises, Inc. (Aviation Business)	2001	2004

James G. Apple	67	President, Butter Krust Baking Co., Inc. (Baking Company)	1992	2004

John M. Denlinger	63	Retired; Division Manager, Denlinger Building Materials, a Division of Carolina Holdings, Inc. (Building Material Manufacturer)); President, Denlinger, Inc. (Building Material Manufacturer)	1985	2004

Chloé R. Eichelberger	68	President and Chief Executive Officer, Chloé Eichelberger Textiles, Incorporated (Fabric Finishing)	2001	2004

T. Max Hall	68	Attorney and Managing Partner, McNerney, Page, Vanderlin and Hall (Law Firm); Chairman of the Board, Data Papers, Inc. (Printing Company); Chairman of the Board, Data Papers, Inc. of North Carolina, Inc. (Printing Company)	1986	2004

Name	Age	Business Experience Including Principal Occupation for Past Five Years	Director Since	Present Term Expires
William B. Zimmerman	66	President and Chief Executive Officer, Zimmerman’s Hardware & Supply Co., Inc.	2001	2004

C. William Hetzer, Jr.	71	President and Chief Executive Officer, C. William Hetzer, Inc. (General Contractor)	1989	2005

Owen O. Freeman, Jr.	68	Retired Chairman of the Board, First Capitol Bank	1999	2005

Guy W. Miller, Jr.	57	President and Chief Executive Officer, Homes by Keystone, Inc. (Modular Homes Manufacturer)	1999	2005

William J. Reuter	53	Chairman of the Board, President and Chief Executive Officer, Susquehanna; Chairman of the Board, Susquehanna Bancshares South, Inc.; Chairman of the Board, Farmers First Bank	1999	2005

*	The Board of Directors’ nominees for election at the Annual Meeting for terms expiring 2006.

Board Meetings

Susquehanna’s Board of Directors met 11 times during 2002. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served that were held in 2002 during the period when he or she served as a director.

Board Committees

Susquehanna’s Board has the following three standing committees:

Committee Name	Year Formed	Number of Meetings in 2002	Committee Members	Functions Performed
Compensation Committee	1987	3	John M. Denlinger Henry H. Gibbel T. Max Hall C. William Hetzer, Jr. George J. Morgan

•   review and approve key executive

    salaries and salary policy;

•   with respect to Susquehanna’s Chief

    Executive Officer, determine the salary and

    criteria for that office;

•   administer Susquehanna’s Equity

    Compensation Plan;

•   approve participants in Susquehanna’s

     Executive Deferred Income Plan; and

•   review and approve the design of any

     new supplemental compensation programs

     applicable to executive compensation.

Committee Name	Year Formed	Number of Meetings in 2002	Committee Members	Functions Performed
Audit Committee(1)	1987	7	James G. Apple Chloé R. Eichelberger Bruce A. Hepburn(2) Guy W. Miller, Jr.

•   meet with Susquehanna’s independent

     accountants and review the scope and

     results of Susquehanna’s annual audit;

•   review information pertaining to internal audits;

•   oversee that Susquehanna management has:

     maintained the reliability and integrity of

     accounting policies, financial reporting and

     disclosure practices; established and

     maintained processes to assure an adequate

     system of internal control; and established

     and maintained processes to assure compliance

     with applicable laws, regulations and

     corporate practices;

•   meet with the Board on a quarterly basis to

     report the results of its reviews;

•   recommend to the Board the selection of

     independent accountants and review

     periodically their performance and

     independence from management;

•   review and approve Susquehanna’s Internal

     Audit Plan; and

•   periodically meet privately with Susquehanna’s

     independent accountants, senior management

     and its General Auditor.

Nominating Committee(3)	2003	Not Applicable	Wayne E. Alter, Jr. James G. Apple John M. Denlinger Henry H. Gibbel T. Max Hall

•   develop qualification criteria for Board

     members;

•   identify individuals qualified to become Board

     members; and

•   recommend that the Board select director

     nominees for each annual meeting of

     shareholders.

(1)	The Directors who serve on the Audit Committee are all “independent” for purposes of the Sarbanes-Oxley Act of 2002 and National Association of Securities Dealers listing standards for the Nasdaq National Stock Market. The Board has adopted a written charter setting forth the audit-related functions the Audit Committee is to perform.

(2)	The Board has determined that Bruce A. Hepburn is an “audit committee financial expert” as defined in Item 401 of Regulation S-K. Mr. Hepburn, like all members of the Audit Committee, is “independent” for the purposes of the Sarbanes-Oxley Act of 2002 and National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.
(3)	Due to its recent appointment, the Nominating Committee does not have a Charter in place and does not currently consider nominees recommended by shareholders. The committee will consider whether it will accept nominees recommended by shareholders when it considers its Charter provisions.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

On March 12, 2003, the Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, Susquehanna’s independent accountants, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Susquehanna. The Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Committee recommended to the Board that Susquehanna’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The Susquehanna Bancshares, Inc. Audit Committee:	James G. Apple, Chair
Chloé R. Eichelberger
Guy W. Miller, Jr.
Bruce A. Hepburn

Fees Billed by Independent Accountants to Susquehanna

Audit Fees

The aggregate fees billed to Susquehanna by PricewaterhouseCoopers LLP in connection with the audits of Susquehanna’s financial statements and reviews of Susquehanna’s financial statements included in quarterly reports on Form 10-Q during the fiscal year ended December 31, 2002 were $358,700 (including expenses).

Financial Information Systems Design and Implementation Fees

No fees were billed by PricewaterhouseCoopers LLP for information technology services rendered by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for non-audit services other than information technology services during the fiscal year ended December 31, 2002 were $662,192, consisting of tax preparation and consulting services ($351,135), benefits consulting services ($224,225) and other miscellaneous accounting services ($86,832).

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Report of the Compensation Committee

The Compensation Committee of Susquehanna’s Board considers the following matters in its oversight of executive compensation:

•	assuring that key management personnel of Susquehanna and its affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow Susquehanna to attract and retain qualified personnel; and

•	developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions of Susquehanna and its affiliates.

Overall Policy

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, Susquehanna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Susquehanna’s success in meeting specified performance goals and to appreciation in its stock price. The overall objectives of this strategy are:

•	to attract and retain the best possible executive talent;

•	to motivate executives to achieve the goals inherent in Susquehanna’s business strategy;

•	to link executive and shareholder interests through equity based plans; and

•	to provide a compensation package that recognizes individual contributions, as well as overall business results.

Each year the Committee conducts a review of Susquehanna’s executive compensation program. The Committee believes that Susquehanna’s most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The annual compensation reviews permit an ongoing evaluation of the link between Susquehanna’s performance and its executive compensation in the context of the compensation programs of other companies.

The Committee determines the compensation for the Susquehanna officers designated as participants in Susquehanna’s long term incentive plan, set forth in more detail below. This includes all individuals whose compensation is set forth in the “Summary Compensation Table” which follows. The Committee believes that utilization of this approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than that of Susquehanna’s Chairman of the Board, President and Chief Executive Officer), the Committee solicits and considers the views and recommendations of Mr. Reuter.

The key elements of executive compensation consist of:

•	base salary;

•	annual incentive bonus; and

•	long term compensation through grants or awards under Susquehanna’s Equity Compensation Plan.

The Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Reuter, Susquehanna’s Chairman of the Board, President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by Susquehanna to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

Section 162(m) of the Internal Revenue Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year. Because the compensation paid to Susquehanna’s most highly compensated officer is below the $1 million threshold called for in Section 162(m), the Committee has not adopted a formal policy on awarding compensation in excess of this threshold.

Base Salaries

Base salaries for executive officers are determined by:

•	evaluating the responsibilities of the position held and the experience of the individual; and

•	reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

Annual salary adjustments are determined by:

•	evaluating the performance of Susquehanna and of each executive officer; and

•	taking into account new responsibilities delegated to each executive officer during the year (in the case of executive officers with responsibility for a particular business unit, the unit’s financial results are also considered).

In conducting its deliberations, the Committee makes use of an executive compensation survey prepared by nationally recognized consultants on executive compensation matters. The 2002 survey analyzed compensation paid to executives at participating financial institutions with assets between $100 million and $2 billion and financial holding companies with median assets of $5.5 billion.

The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within Susquehanna’s management program. The salaries of Susquehanna’s principal officers were compared to the midpoint, and increases were awarded in the context of individual performance and contribution, as explained below, with each salary targeted to fall within an industry competitive range. Accordingly, salaries which are established by the Committee may slightly exceed or fall below the range. Mr. Reuter’s salary falls within the range established for the position he occupies.

In evaluating an executive officer’s performance, the Committee looks to his or her accomplishments (which are based on qualitative and quantitative measures) and the results produced by the executive officer (which are based on quantitative measures). In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the Committee is permitted to assign a weight and importance to each factor as the Committee, in its discretion, deems appropriate.

In determining the compensation package awarded to Messrs. Reuter, Duncan and Hostetter, the Committee did not attach particular weight to their employment agreements with Susquehanna, other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. Base salary adjustments for all executive officers other than Mr. Reuter were determined by the Committee in consideration of the salary survey and the performance factors for Susquehanna and each executive officer as discussed above, and upon the recommendations and performance evaluation provided by Mr. Reuter.

With respect to the base salary granted to Mr. Reuter in 2002, the Committee took into account a comparison of base salaries of chief executive officers of peer companies based on the salary survey, Susquehanna’s success in meeting its return on equity and other financial goals in 2001, the performance of Susquehanna common stock and the assessment by the Committee of Mr. Reuter’s individual performance. The Committee also took into account the longevity of Mr. Reuter’s service to Susquehanna and Farmers & Merchants Bank and Trust and its belief that Mr. Reuter is a representative of Susquehanna to the public by virtue of his stature in the community and the industry. Mr. Reuter was granted a base salary of $420,000 for 2002, an increase of 10.53% over his $380,000 base salary for 2001.

Annual Incentive Bonus

In 2001, the Committee retained an outside consultant to evaluate Susquehanna’s executive compensation program and to make appropriate recommendations. Base salaries, annual incentives, long term incentives and related compensation issues were included in the evaluation.

The evaluation report was presented to the Committee in December of 2001. Based on the recommendations contained in the report, the Committee approved the following programs:

•	a short term annual cash incentive program for 2002 and 2003; and

•	a long term incentive program for 2002, 2003 and 2004.

Short Term Annual Cash Incentive Program. The short term annual cash incentive program, known as the “Key Executive Annual Incentive Plan,” is available to Susquehanna’s executive, corporate and senior management. In 2002, 39 individuals, including Messrs. Reuter, Duncan, Hostetter, Quick and Balderston, participated in the program.

For each year of the program, a target annual incentive award is established for each participant. It is based on a percentage of the participant’s base salary. The targeted percentages range from 15% to 70%, dependent on the participant’s executive position. Incentive awards have minimum payouts that range from 4.5% to 21%, and maximum payouts that range from 22.5% to 105%, of the participant’s base salary, dependent on the participant’s executive position. A participant’s target award and actual maximum or minimum award, if any, is dependent on at least two performance components:

•	an individual performance component, based upon satisfaction by the participant of individual goals established by the participant’s supervisor during the participant’s annual performance appraisal; and

•	a corporate performance component, based on a performance matrix consisting of an annual return on equity target and an annual earnings per share growth target for Susquehanna.

With respect to the corporate performance component, for each year of the program, the return on equity target is established based on peer group return on equity. The target for 2002 was 13.96%. The earnings per share growth target is established by the Committee. The target for 2002 was 10%.

In addition, minimum and maximum thresholds were established for both return on equity and annual earnings per share growth. In 2002, the minimum return on equity threshold was 11.63% and the minimum annual earnings per share growth threshold was 5%. If either return on equity or annual earnings per share growth is below the minimum threshold for that component, no incentive award may be granted. For 2002, the maximum return on equity threshold was 17.06% and the maximum annual earnings per share growth threshold was 12.5%.

An additional, third “unit” performance component is also applicable to participants in the program who are responsible for certain business units within Susquehanna. The unit component is based upon satisfaction by the particular unit of certain goals established for that unit by Susquehanna’s management. For example, a participant in the program who is a president of a particular bank subsidiary (i.e., a “unit”) would be evaluated not only on Susquehanna’s performance (i.e., the corporate component) and his or her own individual performance (i.e., the individual component), but on the bank’s performance (i.e., the unit component), as well.

Each performance component of the award is weighted, based upon the individual participant’s responsibility. For example, the corporate component of one participant may consist of 60% and the individual component may consist of 40% of the targeted award for those participants whose award is based solely on the corporate and individual components. Those with a unit performance component may have a unit portion weighted at either 25% or 50%, with the corporate and individual components adding up to 100%.

In 2002, for a participant to receive 100% of his or her target annual incentive award, Susquehanna had to achieve 13.96% return on equity and 10% annual earnings per share growth. Additionally, the participant had to achieve his or her individual targets, and, if applicable, his or her unit had to satisfy its unit goals. In 2002, Susquehanna’s return on equity was 12.02% and its earning per share growth was 5%. Accordingly, Susquehanna met the minimum thresholds under the program but not the targets. In January of 2003, Susquehanna paid out an aggregate amount of $510,299 to the 39 participants in the program for 2002 performance, including $88,203 paid to Mr. Reuter, $42,900 paid to Mr. Duncan, $42,295 paid to Mr. Hostetter, $24,618 paid to Mr. Quick and $23,400 paid to Mr. Balderston.

Long Term Incentive Program. The long term incentive program awards, at the discretion of the Committee, non-qualified stock options and/or restricted stock to participants in the program. No options or stock are awarded if Susquehanna’s earnings per share has increased less than 3% from the prior year’s performance. Targeted annual earnings per share growth for the three year program is 8% with a maximum threshold of 10%.

In 2002, the long-term incentive program had 39 participants. Each participant was given a target fixed number of non-qualified stock options for each of the three years of the program (i.e., 2002, 2003 and 2004) based upon their respective positions within Susquehanna, ranging from a minimum of 2,600 to a maximum of 37,000. For each year of the program, a participant can be awarded 20% (minimum threshold of 3% growth) to 125% (maximum threshold of 10% growth) of his or her targeted amount, depending on Susquehanna’s earnings per share performance for that year.

The long term incentive program is a cumulative program, meaning that the performance in 2003 and 2004 are aggregated with the prior year’s performance so that improved performance year over year can allow the awarding of prior year shares not earned, if cumulative performance warrants.

Any non-qualified stock options or restricted stock granted under the program will be issued under Susquehanna’s Equity Compensation Plan. In 2002, Susquehanna’s earnings per share growth was 5%. Accordingly, in January 2003, the Committee determined that participants in the plan will be awarded 60% of their respective target shares under the program for 2002. The grants will be made in 2003. The aggregate amount of non-qualified stock options that will be granted under this program is 174,840. Of this total, 22,200, 10,200,

10,200, 10,200 and 10,200 stock options will be granted to Messrs. Reuter, Duncan, Hostetter, Quick and Balderston, respectively.

Equity Compensation Plan

The Equity Compensation Plan is administered and interpreted by the Committee. After receiving recommendations from executive management, the Committee has the sole authority to determine:

•	the persons to whom options and/or awards will be granted under the plan;

•	the type, size and terms of the options granted under the plan;

•	the time when the options and/or awards will be granted and the duration of the exercise period; and

•	any other matters arising under the plan.

Awards under the plan may consist of incentive stock options, non-qualified stock options, restricted stock grants, phantom stock rights and stock appreciation rights. All grants are subject to the terms and conditions set forth in the plan and to other terms and conditions consistent with the plan as the Committee deems appropriate and as are specified by the Committee to the designated individual in his or her respective Grant Letter. The Committee must approve the form and provisions of each Grant Letter to an individual.

Officers, employee directors and other employees of Susquehanna or an affiliate designated by Susquehanna are eligible to participate in the plan. Non-employee directors receive an initial grant of a non-qualified stock option to acquire 2,250 shares upon becoming a newly-elected director, and thereafter, while serving in their capacities as directors, receive an annual grant of an option to purchase 2,250 shares each year during the term of the plan. The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of the grant, and one-third on the fifth anniversary of the date of grant. As of April 14, 2003, approximately 102 officers were eligible to participate in the plan. After receiving recommendations from executive management, the Committee selects the persons to receive grants and determines the number of shares of Susquehanna common stock subject to a particular grant. No grantee may receive options, stock appreciation rights, phantom stock rights or restricted stock awards for more than 450,000 shares of Susquehanna common stock for any calendar year.

On May 29, 2002, non-qualified stock options to acquire an aggregate of 248,500 shares were granted to directors and officers of Susquehanna under this plan. Of this total, 15,000, 10,000, 10,000, 5,000 and 5,000 stock options were granted to Messrs. Reuter, Duncan, Hostetter, Quick and Balderston, respectively.

Other Compensation

Susquehanna, through contracts obtained by its wholly-owned subsidiaries, also provides an executive life insurance program for certain of its executive and senior officers, including Mr. Reuter, Susquehanna’s Chairman of the Board, President and Chief Executive Officer, and the other named executive officers in the Summary Compensation Table in this Proxy Statement. This program provides a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy), or if the officer dies after attaining age 70, in an amount equal to one times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The premiums for this program were paid in 1998 by certain of Susquehanna’s wholly-owned subsidiaries in a one-time, lump sum payment in an aggregate amount equal to $9,347,762, of which $534,112, $279,232, $285,736, $319,335 and $272,049 was paid for the premiums on Messrs. Reuter’s, Duncan’s, Hostetter’s, Quick’s and Balderston’s policies, respectively. Under this program, a grantor trust, on behalf of Susquehanna and its wholly-owned subsidiaries, is the direct beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary.

Conclusion

Through the programs described above, a significant portion of Susquehanna’s executive compensation is linked directly to individual and corporate performance (and business unit performance, where applicable) and stock price appreciation. In 2002, as in previous years, performance-based variable elements played a major role in the Committee’s executive compensation determinations, including those relating to Mr. Reuter. The Committee intends to continue the policy of linking executive compensation to Susquehanna’s performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.

The Susquehanna Bancshares, Inc. Compensation Committee:	John M. Denlinger
Henry H. Gibbel
T. Max Hall
C. William Hetzer, Jr.
George J. Morgan

Compensation of Directors

In 2002, directors received an annual fee of $5,000 and a payment of $800 for attendance at each Board of Directors’ meeting except telephonic meetings, where the compensation is $250. They were also paid the following committee fees per meeting:

Fee
Committee Meeting	$800
Committee Meeting (on same day as Board Meeting)	$250

Non-employee Directors were also entitled to receive stock option grants pursuant to Susquehanna’s Equity Compensation Plan as discussed above.

In 2003, Directors will receive an annual fee of $10,000 and a payment of $800 for attendance at each Board of Directors’ meeting except telephonic meetings, where the compensation will be $250. They will also be paid the following committee fees per meeting:

	Fees for Non-Chairperson Committee Members	Fees for Committee Chairperson
Committee Meeting	$900	$1,125
Committee Meeting (on same day as Board Meeting)	$300	$ 375

In 2003, non-employee Directors will continue to be entitled to receive stock option grants pursuant to Susquehanna’s Equity Compensation Plan to the same extent they were entitled to receive them in 2002.

Summary Compensation Table

The following table is a summary of the compensation for the years 2002, 2001 and 2000 awarded or paid to, or earned by, Susquehanna’s Chief Executive Officer and its four other most highly compensated executive officers in 2002.

			Annual Compensation					Long Term Compensation
Name	Principal Position	Year	Salary(1)	Bonus(2)		Other Annual Compensation(3)		Awards	Payouts		All Other Compensationd(6)
								Securities Underlying Options(4)	LTIP Payouts(5)
William J. Reuter	Chairman of the Board, President and Chief Executive Officer of Susquehanna	2002 2001 2000	$403,092 345,398 270,005	$	— 79,800 —		$12,150 34,216 10,300	15,000 13,500 33,750	$	— — —	$16,644 17,215 10,697

Gregory A. Duncan	Executive Vice President and Chief Operating Officer of Susquehanna	2002 2001 2000	$277,543 253,548 219,815	$	— 39,900 —	$	— — —	10,000 6,750 22,500	$	— — 6,423	$9,131 8,806 7,188

Drew K. Hostetter	Executive Vice President, Treasurer and Chief Financial Officer of Susquehanna	2002 2001 2000	$275,215 253,548 214,624	$	— 39,900 15,000	$	— — —	10,000 6,750 22,500	$	— — —	$9,131 8,863 7,491

Michael M. Quick	Vice President and Group Executive of Susquehanna	2002 2001 2000	$197,266 171,642 158,662	$	— 22,380 —	$	— — —	5,000 6,750 11,250	$	— — —	$6,571 5,689 5,246

Edward Balderston, Jr.	Senior Vice President and Group Executive of Susquehanna	2002 2001 2000	$188,655 158,662 140,065	$	— 21,600 —	$	— — —	5,000 6,750 11,250	$	— — —	$6,318 5,648 5,536

(1)	Includes salary deferred by the named executive under Susquehanna’s Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with such plan.
(2)	Includes bonus deferred by the named executive under Susquehanna’s Executive Deferred Income Plan. Payment of such bonus is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with such plan.

(3)	Includes fees paid to the named executive for services as a director of Susquehanna. Also included under this heading are moving expenses of $22,066 paid to Mr. Reuter in 2001. The value of perquisites and other personal benefits granted to the named executive officers that in the aggregate did not exceed the lesser of $50,000 or 10% of the named executive’s salary and bonus are not included.
(4)	Represents number of shares of Susquehanna common stock pertaining to non-qualified stock options granted under the Equity Compensation Plan discussed below under the heading “Stock Option Grants.”
(5)	Represents payments under Susquehanna’s Performance Award Plan for the “earnout periods” as defined in the plan running from January 1, 1992 through December 31, 1994 and January 1, 1995 through December 31, 1997. Payments under this plan are made in three installments with one-half of the amount earned payable on or before June 1 of the calendar year commencing immediately following the conclusion of the earnout period and the remaining one-half paid in two equal installments over the next two years. No awards under this plan have been approved since the adoption of Susquehanna’s Equity Compensation Plan in May of 1996.
(6)	Amounts represent contributions in accordance with the provisions of the Susquehanna 401(k) plan, premiums for group term life insurance, imputed income under an executive life insurance program and allocations under the Supplemental Executive Retirement Plan during fiscal years 2002, 2001 and 2000, as follows:

	Year	401(k) Plan	Group Term Life Insurance	Executive Life Insurance Program	Supplemental Executive Retirement Plan
William J. Reuter	2002 2001 2000	$6,000 5,100 5,100	$70 120 120	$1,169 928 620		$9,405 11,067 4,857
Gregory A. Duncan	2002 2001 2000	$6,000 5,100 5,100	$70 120 120	$522 416 278		$2,539 3,170 1,690
Drew K. Hostetter	2002 2001 2000	$6,000 5,100 5,100	$70 120 120	$550 452 299		$2,511 3,191 1,972
Michael M. Quick	2002 2001 2000	$5,925 5,100 4,760	$70 120 120	$576 469 366	$	— — —
Edward Balderston, Jr.	2002 2001 2000	$5,660 5,100 5,100	$70 120 120	$588 428 316	$	— — —

Equity Compensation Plan Information

The following table sets forth information regarding Susquehanna’s Equity Compensation Plan, the only compensation plan of Susquehanna under which equity securities are authorized for issuance, as of December 31, 2002:

Plan Category(1)	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,674,517	$17.91	787,983
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)	The table does not include information for equity compensation plans assumed by Susquehanna in mergers. As of December 31, 2002, the only equity compensation plan assumed by Susquehanna in a merger was the stock purchase options of Cardinal Bancorp, Inc. (collectively, the “Cardinal Option Plan”). A total of 135,099 shares of common stock was issuable upon exercise of options granted under the Cardinal Option Plan. The weighted average exercise price of all options granted under the Cardinal Option Plan at December 31, 2002 was $8.10. Susquehanna cannot grant additional awards under this assumed plan.

Stock Option Grants

The following table sets forth information concerning the individual grants of non-qualified stock options to purchase Susquehanna’s common stock made to the named executive officers in 2002:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William J. Reuter	15,000	6.0%	$23.87	5/29/2012	$225,176	$570,639
Gregory A. Duncan	10,000	4.0%	23.87	5/29/2012	150,117	380,426
Drew K. Hostetter	10,000	4.0%	23.87	5/29/2012	150,117	380,426
Michael M. Quick	5,000	2.0%	23.87	5/29/2012	75,059	190,213
Edward Balderston, Jr.	5,000	2.0%	23.87	5/29/2012	75,059	190,213

These awards were made pursuant to Susquehanna’s Equity Compensation Plan. Under this plan, the exercise price of Susquehanna common stock subject to a non-qualified stock option is the fair market value of Susquehanna’s common stock on the date the option is granted. The fair market value of a share of Susquehanna’s common stock is the last reported sale price on the Nasdaq National Market on the date of the grant, or if there were no trades on that date, the latest preceding date upon which a sale was reported. The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of grant and one-third on the fifth anniversary of the date of the grant.

The dollar gains in the above table result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Susquehanna’s common stock. The gains reflect a future value based upon growth at these prescribed rates.

It is important to note that options have value to recipients, including the listed executive officers, only if the stock price advances beyond the grant date price shown in the table during the effective option period.

The following table sets forth information concerning unexercised stock options held by the named executive officers as of December 31, 2002. None of the named executive officers exercised any options in 2002.

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
William J. Reuter	52,759	84,549	$271,754	$348,872
Gregory A. Duncan	41,556	56,982	223,100	233,360
Drew K. Hostetter	27,608	58,570	57,816	233,021
Michael M. Quick	5,758	31,705	10,290	129,528
Edward Balderston, Jr.	23,932	36,279	50,394	133,457

Description of Certain Employment Contracts and Plans

Executive Employment Contracts

Susquehanna’s Board has approved three-year employment contracts with Messrs. Reuter, Duncan, and Hostetter which will terminate, unless renewed, in 2006. The contracts provide for base salaries in 2003 of $420,000 for Mr. Reuter, $286,000 for Mr. Duncan and $281,965 for Mr. Hostetter, and provide that the base salaries may be increased, but not decreased, on an annual basis in connection with the annual review of the employee’s performance. The contracts also provide fringe benefits comparable to those generally supplied to other salaried employees of Susquehanna. If the officer becomes permanently disabled, he is entitled to all benefits under the contract, other than bonuses, for a period of not less than six months. The employment contracts may be terminated by the officer on two months’ notice to Susquehanna. Susquehanna may terminate the contracts immediately for cause.

The employment contracts for Messrs. Reuter, Duncan and Hostetter also provide certain relief in the event of a change of control. Each may terminate his employment within twelve months following a change of control of Susquehanna if there occurs an adverse change in his respective circumstances (as set forth in his respective employment contract). If the officer’s employment is terminated due to a change of control, the officer will be entitled to receive a lump sum payment in an amount equal to the greater of his then current monthly salary rate or the rate in effect prior to any reduction which led to his termination, times the number of months otherwise remaining under the contract, plus the value of any benefits which would have accrued if his employment was not terminated.

Change of Control Plans

Susquehanna adopted a Key Employee Severance Pay Plan in 1999. The purpose of the plan is to alleviate financial hardships which may be experienced by senior executives and other key employees of Susquehanna whose employment is terminated under specified circumstances within one year of a change of control of Susquehanna and to reinforce and encourage the continued attention and dedication of those senior executives and other key employees to their assigned duties without distraction from a potential change of control. Messrs. Quick and Balderston are included under the plan.

The plan provides that if a participant in the plan is terminated under certain circumstances within one year following a change of control as defined in the plan, he or she will receive a lump sum payment in an amount equal to one-half, one or one and one-half times his or her annual compensation (as determined by the Compensation Committee in its sole discretion at the time the person is designated as a participant in the plan) within 15 days after such termination, and for a one year period after such termination, be entitled to receive certain benefits and perquisites which comparable employees of the company are eligible to receive under plans or programs in effect as of the date of his or her termination.

Additionally, each of Susquehanna’s Equity Compensation Plan, Executive Deferred Income Plan and executive life insurance program contains change of control provisions. In the event of a change of control of Susquehanna as defined under the Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable, and all restrictions on the transfer of shares with respect to a restricted stock grant which have not, prior to such date, been forfeited will immediately lapse. In the event of a change of control as defined under the Executive Deferred Income Plan, each participant in the plan who voluntarily terminates his or her employment in connection with such change of control will receive the amount of any remaining unpaid vested benefits credited to his or her account. In the event of a change of control as defined in the executive life insurance program, while an arrangement will generally automatically terminate if an officer terminates his or her employment prior to his or her normal retirement date, it will not automatically terminate if the officer’s employment is terminated within 12 months of a change of control.

Pension Plans

Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a defined benefit pension plan (the “Retirement Income Plan”) under which benefits are determined by “Final Average Compensation” as defined below. This plan covers employees of Susquehanna and its subsidiaries upon their attaining age 21 and the completion of one year’s service in which 1,000 hours are worked. All participants in predecessor plans maintained by Susquehanna’s subsidiaries as of January 1, 1989 became members of the Retirement Income Plan effective that date.

Participants under the Retirement Income Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a social security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan (“Supplemental Plan”) which will provide for benefits lost under the Retirement Income Plan on account of Internal Revenue Code provisions which limit the compensation and benefits under a qualified retirement plan. Selected participants of the Retirement Income Plan, including Messrs. Reuter, Duncan and Hostetter, are eligible for benefits under the Supplemental Plan.

Effective January 1, 1998, Susquehanna converted the Retirement Income Plan into a Defined Benefit Cash Balance Pension Plan. All employees who were participants in the Retirement Income Plan had the value of their benefit under that plan converted into an opening Cash Balance Account under the Cash Balance Pension Plan.

Employees age 55 and older with 10 or more years of service as of January 1, 1998, were “grandfathered” and will receive a benefit no less than the amount determined under the plan provisions in effect December 31, 1997. Messrs. Reuter, Duncan, Hostetter, Quick and Balderston were not grandfathered.

Normal retirement under the Cash Balance Pension Plan is age 65. Individuals who reach age 55 with 15 years of service are eligible for early retirement. The benefit equals the annuitized value of the participant’s Cash Balance Account as of the retirement commencement date.

The annual contribution credited to each participant’s account under the Cash Balance Pension Plan is based upon the participant’s age plus service as of the beginning of each plan year, as follows:

Participant’s Age Plus Service	Annual Contribution Allocation
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	8%
80-89	9%
90-99	10%
100 or more	11%

In addition, following the close of each plan year, the account balance at the end of such year is credited with interest based upon a 1-year Treasury Bill rate determined at the beginning of the plan year.

For purposes of the Cash Balance Pension Plan, as of December 31, 2002, Messrs. Reuter, Duncan, Hostetter, Quick and Balderston had 29, 15, 7, 11 and 22 credited years of service, respectively. The gross earnings, less certain excludable payments and income (such as, but not limited to, payouts from the employee stock purchase plan, imputed income on the Supplemental Plan, the executive life insurance program, reimbursement for relocation expenses), of Messrs. Reuter, Duncan, Hostetter, Quick and Balderston is compensation covered under the Cash Balance Pension Plan, up to the federal maximum of “covered compensation,” determined by the IRS each year. In 2002, this maximum was $200,000. The estimated annual benefits under the Cash Balance Pension Plan and the Supplemental Plan upon retirement at normal retirement age for each of the named executive officers is as follows:

Officer/Employee	Covered Compensation(1)	Current Service as of December 31, 2002	Annual Benefit(2)
William J. Reuter	$403,092	29	$128,467
Gregory A. Duncan	277,543	15	110,380
Drew K. Hostetter	275,215	7	81,425
Michael M. Quick	197,266	11	30,710
Edward Balderston, Jr.	188,655	22	54,259

*	Assumptions: 2002 compensation remains level until normal retirement; the interest crediting rate is assumed to be 6.5% for all years after 2003; cash balance accounts are converted to annuities using an interest rate of 7% and GAR 94 mortality
(1)	Equals gross compensation, less excludable income/payments. For purposes of benefit projections, plan compensation is limited to $200,000. Messrs. Reuter’s, Duncan’s and Hostetter’s compensation is not limited as they participate in the Supplemental Plan (which provides benefits for compensation over the limit under 401(a)(17) of the Internal Revenue Code on compensation).
(2)	Estimated annual benefit at age 65.

401(k) Plan

Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a 401(k) plan under which employees may defer portions of their income on a pre-tax basis. The 401(k) plan covers employees of Susquehanna and its subsidiaries upon the completion of one year of service in which 1,000 hours are worked. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became participants in the Susquehanna 401(k) plan effective that date.

Subject to certain limitations imposed by the Internal Revenue Service, participants under the Susquehanna 401(k) plan are allowed to defer as little as 1% of their eligible compensation during the year. The plan maximum deferral percentage was eliminated in 2002. However, there is a maximum deferral limit regulated by federal guidelines. That maximum annual deferral limit in 2002 was $11,000. In addition to the employee deferral, employees who were at least age 50, and contributed the maximum allowable to the plan in 2002, could contribute an additional $1,000 to the plan. This extra deferral is called a “catch-up” contribution. Subject to Board discretion, Susquehanna will match 100% of the first 3% of employee deferrals. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) plan allows for loans and hardship withdrawals within legal limitations.

The vested portion of matching contributions made to the 401(k) plan during 2002 was $29,585 for Messrs. Reuter, Duncan, Hostetter, Quick and Balderston and $52,788 for all executive officers as a group.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares for fiscal years 1997 through 2002 the yearly change in the cumulative total return to holders of Susquehanna common stock with the cumulative total return of: (1) the Nasdaq Total Return Index (the “Nasdaq Index”), a broad market in which Susquehanna participates; (2) the Nasdaq Bank Index (the “Nasdaq Bank Index”), an index comprised of banks, savings associations and related holding companies, and establishments performing functions closely related to banking; and (3) an index comprised of all publicly traded banks in asset size $1-5 billion, compiled by an independent research firm (the “Bank Index”). The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index, the Nasdaq Bank Index and the Bank Index.

Susquehanna’s assets now exceed $5 billion. Because the Bank Index is only comprised of those companies whose assets do not exceed $5 billion, Susquehanna believes it is no longer a viable comparison and it will not be used in future proxy statements.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires Susquehanna’s officers and directors, and persons who own more than ten percent of a registered class of Susquehanna’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of forms received by it, and written representations from certain reporting persons that no Form 5’s were required for those persons, Susquehanna believes that, during 2002, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of Susquehanna and its subsidiaries, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. All these transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2002, these loans totaled approximately $45.4 million.

During 2002, the law firms in which directors Hall, Morgan, Rose and Wiest are principals, received fees for legal services from Susquehanna affiliates in amounts which were less than 5% of their respective firm’s gross revenues for that year.

In the third quarter of 2000, Boston Service Company, Inc. (t/a Hann Financial Service Corp.), a wholly-owned subsidiary of Susquehanna, entered into a Servicing Agreement with Auto Lenders Liquidation Center, Inc. (“Auto Lenders”) pursuant to which Hann effectively transferred to Auto Lenders all residual value risk of the managed auto lease portfolio originated by Hann, and all residual value risk on any new leases originated over the term of the agreement. Michael J. Wimmer (who is the Chairman of the Board of Directors of Hann and a former member of the Susquehanna Board of Directors) owns 100% of the outstanding equity interest of Auto Lenders. Auto Lenders, which was formed in 1990, is a used vehicle remarketer with three retail locations in New Jersey and access to various wholesale facilities throughout the country. Under this Servicing Agreement, Auto Lenders agreed to purchase the beneficial interest in all vehicles returned by the obligors at the scheduled expiration of the related leases for a purchase price equal to the stated residual value of such vehicles. Further, Hann agreed to set its stated residual values in accordance with the standards approved in advance by Auto Lenders, and Hann agreed to pay to Auto Lenders an upfront fee of $3.1 million in 2000 to cover all the auto leases serviced by Hann which had been originated by Hann prior to the agreement. Hann also agreed to make monthly guaranty payments to Auto Lenders based upon a fixed schedule covering a three-year period. At the end of each year, the Servicing Agreement may be renewed by the mutual agreement of the parties for an additional one-year term, beyond the current three-year term, subject to renegotiation of the payments. Hann periodically obtains competitive quotes from third parties to determine the best remarketing alternative for Hann. The aggregate fees paid by Hann to Auto Lenders under the Servicing Agreement in 2002 were $15.8 million. Under the Servicing Agreement, Auto Lenders retains all residual gains and bears all residual losses with respect to the vehicles. The obligations of Auto Lenders under the Servicing Agreement are secured by a Guaranty dated December 31, 2001, executed by Mr. Wimmer in favor of Hann.

MTW Realty, L.L.C., a company also wholly-owned by Mr. Wimmer and his immediate family, also received rental fees of $15,000 and $10,000 per month from Hann for leased office space located in Jamesburg and Williamstown, New Jersey, respectively. The Jamesburg and Williamstown leases both were executed on February 1, 2000 and have 15 year terms (cancelable at Hann’s option at the end of tenth year upon one year’s prior notice). The leases both also provide for rental adjustments based on the Consumer Price Index every five years.

INDEPENDENT ACCOUNTANTS

Susquehanna has engaged PricewaterhouseCoopers LLP, independent accountants, to audit its financial statements for the year ended December 31, 2002. Susquehanna expects to engage PricewaterhouseCoopers LLP as its independent public accountants for the year 2003, subject to review and approval by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna’s shareholders.

SHAREHOLDER PROPOSALS

Shareholder proposals for the 2004 Annual Meeting of Susquehanna shareholders must be received by the Secretary of Susquehanna no later than December 24, 2003, to be considered for inclusion in the proxy statement and form of proxy relating to such 2004 Susquehanna Annual Meeting.

ANNUAL REPORT ON FORM 10-K

Upon written request to the Secretary of Susquehanna at the address set forth the top of page 1, Susquehanna will furnish without charge to any shareholder whose proxy is solicited hereby a copy of Susquehanna’s Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto. Copies may also be accessed electronically by means of Susquehanna’s home page on the Internet at www.susqbanc.com and the Securities and Exchange Commission’s home page on the Internet at www.sec.gov.

By Order of the Board of Directors,

Lisa M. Cavage

Secretary

Two Alternate Ways to Vote Your Proxy VOTE BY TELEPHONE OR INTERNET 24 Hours a Day - 7 Days a Week	Annual Meeting of Shareholders May 21, 2003 10 AM ET
YOUR VOTE IS IMPORTANT

TELEPHONE			INTERNET				MAIL
866-874-4875		OR	https://www.proxyvotenow.com/sus		OR
•	Use any touch-tone telephone.		•	Go to the website address listed above.		•	Mark, sign and date your Proxy Card.
•	Have your Proxy Form in hand.		•	Have your Proxy Form in hand.		•	Detach card from Proxy Form.
•	Enter the Control Number located in the box below.		•	Enter the Control Number located in the box below.		•	Return the card in the postage-paid envelope provided.
•	Follow the simple recorded instructions.		•	Follow the simple instructions.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

ADMISSION TICKET 866-874-4875 CALL TOLL-FREE TO VOTE	CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

The Internet and telephone voting facilities will close at 5:00 PM ET on MAY 20, 2003 Ú PLEASE DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

☐		☒
Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote “FOR” the following director nominees:
	1.	Election of Directors to the Class 2006 Nominees: 01 - Henry H. Gibbel, 02 - Bruce A. Hepburn, 03 - M. Zev Rose, 04 - Roger V. Wiest	Check here if you:	Plan to attend the Annual Meeting	☐
		FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐ *Exceptions		Have written comments on the back of this card.	☐
	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)			Have written change of address on this card. I agree to access future proxy statements and Annual Reports over the Internet.	☐
	2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.			☐

[

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

		Date:	Share Owner sign here	Co-Owner sign here
]

4207

ADMISSION TICKET	Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders    May 21, 2003 at 10:00 AM ET

The Hotel Hershey

100 Hotel Road, Hershey PA 17033

Directions:

Pennsylvania

From Philadelphia

Take Pennsylvania Turnpike (I-76) to Exit 266. Take Rt. 72 North to Rt. 322 West into Hershey and onto Hersheypark Dr./Rt. 39. Turn left at fifth traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey. *Do not turn left with Rt. 39 towards I-81, continue on Hersheypark Dr.*

From Scranton/Wilkes Barre

Take I-81 South to Exit 80. Turn Left onto Rt. 743 South into Hershey. Turn right at second traffic light onto Hersheypark Dr. Turn right at second light onto Sandbeach Rd. Follow signs to The Hotel Hershey.

From Harrisburg International Airport

Follow sign for Rt. 283 North towards Harrisburg to Rt. 322 East into Hershey. From Rt. 322 take the Hersheypark Dr./Rt. 39 Exit. Turn left at fifth traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey. *Do not turn left with Rt. 39 towards I-81, continue on Hersheypark Dr.*

New Jersey

From Northern New Jersey

Take Rt. 287 south to I-78 to I-81 South. Take I-81 South to Exit 80. Turn Left onto Rt. 743 South into Hershey. Turn right at second traffic light onto Hersheypark Dr. Turn right at second traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey.

Maryland

From Baltimore

Take I-83 North to Rt. 322 East towards Hershey. From Rt. 322 take the Hersheypark Dr./Rt. 39 Exit. Turn left at fifth traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey. *Do not turn left with Rt. 39 towards I-81, continue on Hersheypark Dr.*

From Hagerstown

Take I-81 North to Exit 77. Turn right at top of ramp onto Rt. 39 towards Hershey. Turn left at second traffic light onto Hersheypark Dr. At second traffic light turn left onto Sandbeach Rd. and follow signs to The Hotel Hershey.

Ú    DETACH ADMISSION TICKET HERE    Ú

SUSQUEHANNA BANCSHARES, INC.

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Susquehanna Bancshares, Inc.

for the Annual Meeting on May 21, 2003.

I (We) hereby constitute and appoint Samuel G. Reel, Jr. and Thomas H. Diehl, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. (“Susquehanna”) which I (we) may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at The Hotel Hershey, 100 Hotel Road, Hershey, Pennsylvania on Wednesday, May 21, 2003, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS.

For Participants in the Susquehanna Employee Stock Purchase Plan: I instruct the Custodian to sign a proxy for me in substantially the form set forth above and on the reverse side. The Custodian shall mark the proxy as I specify. If a choice is not specified, my shares will be voted FOR the nominees for directors.

(Continued and to be dated and signed on the reverse side.)

SUSQUEHANNA BANCSHARES

P.O. BOX 11310

NEW YORK, N.Y. 10203-0310

Comments:

Dear Shareholder:

You previously elected to view the Susquehanna Bancshares, Inc. proxy statements and annual reports over the Internet instead of receiving copies in the mail. You can now access the proxy statement for the 2003 Annual Meeting and the 2002 Annual Report on Susquehanna’s Website at http://www.susqbanc.com. Select the “Investor Relations” button at the top of the page, and then choose “Filings and Reports” from the items listed in the Investor Relations section. Or, you may go directly to this page at http://www.snl.com/Interactive/IR/docs.asp?IID=100457

You can vote your shares by telephone, the Internet, mail or in person at the Annual Shareholders Meeting. See the proxy statement and the enclosed proxy card for further information about voting procedures.

If you would like a paper copy of the proxy statement and the annual report, Susquehanna Bancshares, Inc, will provide a copy to you. To obtain a copy of these documents, please call (800) 311-3182 and ask a customer service representative for extensions 6204 or 6305 in the Stock Administration Department.